FOR IMMEDIATE RELEASE
Company Contacts:
Tom Brandt Senior Vice President and CFO TeleCommunication Systems, Inc. 410-280-1001 tbrandt@telecomsys.com	Scott Liolios Investor Relations Liolios Group 949-574-3860 scott@liolios.com

TELECOMMUNICATION SYSTEMS, INC. REPORTS
FOURTH QUARTER AND YEAR END 2005 RESULTS

Company to Focus on Core Businesses and Plans to Sell Enterprise Division

ANNAPOLIS, MD – February 23, 2006 – TeleCommunication Systems, Inc. (TCS) (Nasdaq: TSYS), a global leader in mission-critical wireless communications technology, today announced results for the year and quarter ended December 31, 2005, and the Company’s plan to sell its Enterprise division.

During the quarter, the company management and its board of directors evaluated the company’s outlook and agenda for the technologies that will fuel the long term value of TSYS. While the company’s government segment and commercial segment’s hosted service business (predominantly E9-1-1) continue to generate cash from operations, indications are that net investment will continue to be needed in both carrier software applications and enterprise operations during 2006. While market studies show that intermediate to long term growth prospects from both of those lines of the wireless data business remain very strong, the company has elected to concentrate resources on its wireless carrier and government businesses.

Maurice B. Tosé, founder and CEO said, “The profile of continuing TSYS operations is simpler and compelling. For 2005, $75 million of our $102 million of total revenue came from services (hosted E9-1-1, software maintenance, and government) that are typically under multi-year contracts. The company’s total services revenue has been growing at a compound rate of 5% per quarter over the past 8 quarters and 32% per year over the past 5 years. This part of the business has been considerably more predictable than Systems sales. The company enters 2006 with solid growth momentum and with record backlog in E9-1-1, contract services, and system maintenance agreements.

“Predicting the timing of systems sales to both carrier and government customers has been difficult. Federal procurement processes have varied with public policy and environmental changes, while sales of systems incorporating our new, sophisticated wireless location-based technology to carriers have depended on establishment of interoperability standards and availability of handsets. We remain confident that we are in good market spaces, and that solid prospects lie ahead.”

Mr. Tosé continued, “The timing of investments in technology, and the related impact on communications with capital markets, are major challenges. TSYS set out in the mid 1990s to be an important player in wireless data technology, and we have seen the size of the enterprise market as an attractive opportunity since entering this arena. While we believe the assets we bought in 2004, including the intellectual property, were a good value, the timing isn’t right for running those operations as part of our company. The division is a great team of people on the right track, and we are pleased with the progress to date of finding them a new home.”

Because of the company’s plan to sell the Enterprise division, results of operations are set forth in this release with the Enterprise operations netted out separately.

Revenue and Profit from Continuing Operations (Excluding Enterprise Operations)

Fourth Quarter 2005

•	Revenue and gross profit: Revenue was $26.7 million, up 27% from $21.1 million for the same period last year. The company’s $10.9 million gross profit was 41% of revenue, as compared to $9.7 million or 46% of revenue for the same period a year ago.

•	Net loss from continuing operations: TCS recorded a net loss of $1.1 million, or $.03 per basic and diluted share, compared to a net loss from continuing operations of $11.8 million, or $.33 per basic and diluted share in the same period last year. The loss in the fourth quarter of 2004 included expenses of $8.4 million associated with 2004 financing.

•	EBITDA from continuing operations was $2.1 million in the fourth quarter of 2005, compared to a loss of $0.7 million last year.

Full Year 2005

•	Revenue and gross profit: Revenue was $102.2 million, compared to $96.9 million in 2004. Gross profit was $45.2 million or 44% of revenue in 2005, up 1% from $44.8 million or 46% of revenue in 2004.

•	Net loss from continuing operations was $4.3 million, or $.11 per basic and diluted share, compared to a net loss from continuing operations of $15.9 million, or $.48 per basic and diluted share in 2004.

•	EBITDA from continuing operations was $7.3 million for 2005 compared to $4.3 million for 2004.

EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of our liquidity. We define EBITDA as net income (loss) before non-cash stock compensation expense; amortization of software development costs, property and equipment and other intangibles; depreciation; and interest expense and other non-cash financing costs. Other companies (including our competitors) may define EBITDA differently. We present EBITDA because we believe it to be an important supplemental measure of our performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of TCS nor is it intended to be predictive of potential future results. You should not consider EBITDA in isolation, or as a substitute for analysis of our results as reported under GAAP. See “GAAP to non-GAAP Reconciliation” below for further information on our non-GAAP measure.

As of December 31, 2005, our backlog (excluding Enterprise operations) was approximately $122 million. We expect to realize approximately $59 million of this backlog in the next 12 months — $39 million from hosted commercial services (primarily E9-1-1), $16 million from government customers, and $4 million from commercial software.

HIGHLIGHTS

Commercial E9-1-1 and Location Based Services

•	TCS Wins Frost & Sullivan Location Product Line Strategy Award -Frost & Sullivan recognized TeleCommunication Systems with the 2005 Product Line Strategy Award in LBS for demonstrating the most insight into customer needs and product demands. The award indicates that TCS has an optimized product line, leveraging products with the various price, performance, and feature points required by the market.

•	TeleCommunication Systems Provides Sprint With Location-Based Services Technology — TCS’ Hosted Xypoint® Location Services Brings Complete Location-Based Application Suite to Sprint PCS Subscribers.

•	VoIP, Inc. and TCS Join Forces for VoIP E911 – Together, TCS and VoIP, Inc. will ensure the delivery of correct location information through a high-quality transport of voice and data for VoIP calls destined for the appropriate PSAP.

•	TCS Deploys VoIP E9-1-1 in Maryland, Virginia and Pennsylvania – TCS deployed Real-Time Validation, Provisioning and 9-1-1 Status Enhance Public Safety Response to VoIP Originated Emergency Calls.

Government

•	TCS Partners With Thrane & Thrane for BGAN Swiftlinks – Swiftlink systems market appeal is enhanced by adapting them to take advantage of major improvements that are being made to the Inmarsat satellite constellation for wider-band communications. The partnership with Thrane & Thrane provides for TCS to integrate Thrane & Thrane’s unique Broadband Global Area Network (BGAN) terminal technology into its proven SwiftLink family of secure, deployable communications solutions.

•	TCS Awarded Multi-Million, Multi-Year City-Wide Network Systems and Support Contract. The company’s multi-year relationship with Baltimore City will continue and grow under a contract awarded during the quarter for three more years and two subsequent option years.

FINANCIAL DETAILS

Revenue and Gross Profit — Continuing Operations (revenue minus direct cost of revenue, including amortization of software development costs – excluding Enterprise Division operations):

	Three months ended Dec. 31,
	2005			2004
Revenue ($millions)	Comm. Apps	Gvmt	Total	Comm. Apps	Gvmt	Total

Hosted, subscriber, and maintenance	$14.3	$0.2	$14.5	$11.9	$—	$11.9
Services	0.4	5.6	6.0	0.4	4.8	5.2
Systems	2.3	3.9	6.2	1.9	2.1	4.0
Total revenue	$17.0	$9.7	$26.7	$14.2	$6.9	$21.1
Gross profit ($millions)

Hosted, subscriber, and maintenance	$7.4	$0.1	$7.5	$6.3	$—	$6.3
As a % of revenue	52%	31%	52%	53%		53%
Services	0.2	1.8	2.0	$0.2	2.0	2.2
As a % of revenue	52%	32%	34%	48%	43%	43%
Systems	0.9	0.5	1.4	0.7	0.5	1.2
As a % of revenue	38%	13%	22%	38%	24%	30%
Total gross profit	$8.5	$2.4	$10.9	$7.2	$2.5	$9.7
Gross profit as a % of revenue	50%	25%	41%	51%	37%	46%
			Year ended Dec 31,
		2005			2004

Revenue ($millions)	Comm. Apps	Gvmt	Total	Comm. Apps	Gvmt	Total

Hosted, subscriber, and maintenance	$52.5	$0.4	$52.9	$44.2	$—	$44.2
Services	1.7	20.4	22.1	0.4	15.6	16.0
Systems	11.7	15.5	27.2	13.1	23.6	36.7
Total revenue	$65.9	$36.3	$102.2	$57.7	$39.2	$96.9
Gross profit ($millions)

Hosted, subscriber, and maintenance	$27.5	$0.2	$27.7	$23.0	$—	$23.0
As a % of revenue	52%	59%	52%	52%		52%
Services	0.9	7.2	8.1	$0.2	6.1	6.3
As a % of revenue	54%	35%	37%	48%	39%	39%
Systems	5.9	3.5	9.4	7.3	8.2	15.5
As a % of revenue	51%	23%	35%	55%	35%	42%
Total gross profit	$34.3	$10.9	$45.2	$30.5	$14.3	$44.8
Gross profit as a % of revenue	51%	30%	44%	53%	37%	46%

Hosted, subscriber, and maintenance revenue and gross profit:
Revenue from hosting and maintenance was up 19% to $52.9 million for the year and up 22% to $14.5 million for the fourth quarter, due mainly to added Voice Over IP E9-1-1 business and a larger installed base of carrier system licenses generating maintenance revenue. The gross profit from this category of revenue was $27.6 million or 52% of revenue in 2005 versus $23.0 million or 52% of revenue in 2004. Fourth quarter gross profit of $7.5 million was up from $6.3 million reported a year ago on the larger volume of business.

Services revenue and gross profit:
Revenue from contracts for multi-year technical services (primarily government customers) was $22.1 million in 2005, up 38% from $16.0 million in 2004. Fourth quarter 2005 services revenue was $6.0 million, up 17% from $5.1 million in 2004. During the past two years, the company has steadily added billable personnel to its task orders with important federal telecom and information technology units, and with the City of Baltimore. The average gross margin on this business declined from 39% in 2004 to 37% in 2005, and to 34% in the fourth quarter due to the completion of a high margin contract in early 2005.

Systems revenue and gross profit
Revenue from sales of systems was $27.2 million in 2005, down 26% from $36.7 million in 2004, but fourth quarter systems revenue was $6.2 million, up 53% from $4.0 million in the fourth quarter of last year. The timing of revenue from sales of Swiftlink and similar systems to government customers, and sales of systems for location-based services and messaging to wireless carrier customers continues to be difficult to predict. Carrier systems revenue for 2005 was about $12 million vs. $13 million in 2004, and was about $2 million in the fourth quarter of each year. We made no large carrier sales of systems for location-based services in the fourth quarter and believe that carrier purchases of location-based systems technology will grow in 2006. Government procurements of Swiftlink systems have been persistently slower than indications in the past would have suggested. As we entered the quarter, we expected that at least one of three known substantial orders would occur, but customer action on all three was deferred into 2006.

Cash operating expenses (Research and development & sales, general, and administrative expenses)
Research and development expense in 2005 was $13.9 million, down from $18.0 million in 2004. Work in 2005 included $2.5 million of additional software development spending which was capitalized, so that the decline in total development spending was about $1.6 million or 9%. This 9% reduction reflects completion of some key projects to sustain the competitive leadership of our products and services.

Sales and marketing expenses of $10.5 million for 2005 were up 18% over 2004, mainly due to added government sales staff. General and administrative expenses of $14.4 million in 2005 were up 2% from 2004, reflecting higher accounting and legal fees associated with public company compliance cost and intellectual property monetization initiatives.

Liquidity and capital resources
The company ended the quarter with $9.3 million of cash, up from $8.4 million at the end of the third quarter, with the same amount of revolving credit borrowings at both period-ends. As we have reported in earlier quarters, the company has been considering sources for supplemental cash with a goal of minimizing dilution to equity investors. At the same time, we have grown the business and reduced discretionary spending to minimize the short term need for supplemental cash pending asset sales. Non-dilutive loan deals for up to $10 million are in process. Management is confident that sufficient capital resources are available to grow our core business and support all Enterprise operations, with no changes to our operating plan and customer commitments.

Enterprise Operations Held for Sale:

In December, our Board of Directors authorized a plan to sell the Enterprise Operations. As part of that plan, the company engaged an investment banker to assist in selecting new financial or strategic ownership for the Enterprise division operations. The Enterprise division was acquired from Aether Systems in January 2004. The technology expertise and intellectual property acquired by TCS from Aether in 2004 has proved to be a valuable complement to TCS initiatives for producing wireless location-based technology to both consumers and enterprises, and TCS expects to continue to collaborate with the Enterprise team on initiatives where our capabilities are complementary. Enterprise division revenue declined during the two years that TCS has operated it, primarily due to the transition of the division’s Blackberry subscribers from narrowband data networks to new 2.5G CDMA and GSM/GPRS networks. Establishing a multi-network business MVNO to retain and grow the subscriber base has taken longer than expected. Also, sales cycle times for asset and work management systems have been longer than expected. Prospects for 2006 Enterprise subscriber and asset and work management software are considerably stronger than a year ago, substantial Enterprise division business system enhancements have been made, and structural efficiencies have been implemented. Most important, enterprise market adoption of wireless solutions is growing, and the Enterprise division business and customer base constitute valuable assets.

Revenue, gross profit and net loss from our Enterprise operations that were previously included in continuing operations but are reported as “Enterprise operations held for sale (discontinued operations)” in this press release were:

$(millions)	Three months ended Dec. 31,		Year ended Dec 31
Revenue	2005	2004	2005	2004
Hosted, subscriber, and maintenance	$4.4	$8.5	$22.5	$38.5
Systems	3.5	2.1	5.6	7.5
Total revenue	$7.9	$10.6	$28.1	$46.0
Gross profit

Hosted, subscriber, and maintenance	$0.9	$1.8	$6.8	$8.6
Systems	0.1	0.8	(0.6)	2.3
Total gross profit	$1.0	$2.6	$6.2	$10.9
Other Operating Expenses

Research and development	0.1	0.6	1.1	1.6
Sales and marketing	0.8	1.1	3.2	4.1
General and administrative	1.2	1	5.6	5.1
Total operating expenses	2.1	2.7	9.9	10.8
Depreciation and amortization	0.9	0.7	3.5	2.7
Net Loss from Enterprise Operations	$(2.0)	$(0.8)	$(7.2)	$(2.6)

CONFERENCE CALL

The company has scheduled a conference call for 5:00 PM ET on Thursday, February 23, 2006. The company’s Chairman, President and CEO, Maurice B. Tosé, and Tom Brandt, Senior Vice President and CFO, will discuss the Year end and fourth quarter 2005 results and other corporate information. A question and answer session will follow management’s presentation. To participate in the conference call, investors can dial the appropriate number below shortly before the 5:00 PM start time and ask for the TeleCommunication Systems conference call hosted by Mr. Tosé. The teleconference dial-in numbers are as follows:

Domestic callers: 866 314-5050

International callers: 617 213-8051

Access Number: 89882925

The conference call will be broadcast simultaneously on the company’s web site, http://www.telecomsys.com. Investors are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software. A replay of the call will be available on Thursday February 23, 2006 beginning at 7:00 PM ET and will be accessible until Thursday, March 2, 2006 at 11:59 PM ET. The replay call-in number is 888 286-8010 for domestic callers and 617 801-6888 for international listeners. The access number is 88632153

ABOUT TELECOMMUNICATION SYSTEMS, INC.
TeleCommunication Systems, Inc. (TCS)(NASDAQ:TSYS) is a global leader in mission-critical wireless communications technology. TCS’s wireless data offerings include location-based Enhanced 9-1-1 services, and messaging and location service infrastructure for wireless operators, real-time market data and alerts to financial institutions, mobile asset management and mobile office solutions for enterprises, and encrypted satellite communications for government customers. For more information visit. http://www.telecomsys.com

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS’s current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, “believe,” “expect,’’ “intend,” “anticipate,’’ and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to: (a) our expectation to realize $59 million in backlog over the next twelve months, (b) that the profile of continuing TSYS operations is simpler and compelling, (c) that we entered 2006 with solid growth momentum, (d) our confidence that we are in good market spaces and that solid prospects lie ahead, (e) that the relationship with the City of Baltimore will continue to grow; (f) that we believe that carrier purchases of location-based systems technology will grow in 2006; and (g) that management is confident that sufficient capital resources are available to both grow our core business and support all Enterprise operations, with no changes to our operating plan and customer commitments..

Our backlog at any given time may be affected by a number of factors, including contracts being renewed or new contracts being signed before existing contracts are completed. Some of our backlog could be canceled for causes such as late delivery, poor performance, or other factors. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual revenue.

Additional risks and uncertainties are described in the company’s filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the company’s financial results and the ability of the company to (i) reach and sustain profitability, (ii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for our products and services, (iii) conduct its business in foreign countries, (iv) adapt and integrate new technologies into its products, (v) expand its sales and business offerings in the wireless data industry, (vi) develop software without any errors or defects, (vii) have sufficient capital resources to fund the company’s operations, (viii) protect its intellectual property rights, (ix) implement its sales and marketing strategy, and (x) successfully integrate the assets and personnel of acquired entities. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

GAAP to non-GAAP Reconciliation	3 months ended Dec 31,		Year ended Dec 31,
	2005	2004	2005	2004
Consolidated Statement of Operations Reconciliation	(unaudited)		(unaudited)
(amounts in thousands)
Net (loss)/income on a GAAP basis	$(3,130)	$(12,720)	$(11,467)	$(18,548)
Depreciation and amortization of property	2,438	1,987	8,625	7,353
and equipment
Interest, financing, and other costs	280	8,711	1,276	11,143
Amortization of software development costs	282	156	786	445
Non-cash stock compensation expense	155	245	720	1,195
Amortization of acquired intangible assets	37	37	177	37
Loss from Enterprise operations held for sale	2,018	886	7,151	2,646

EBITDA from continuing operations	$2,080	$(698)	$7,268	$4,271

Consolidated Statement of Operations Reconciliation per Share

Net loss per share on a GAAP basis	$(0.08)	$(0.36)	$(0.30)	$(0.56)
Depreciation and amortization of property	0.06	0.06	0.22	0.22
and equipment
Interest, financing, and other costs	0.01	0.25	0.03	0.33
Amortization of software development costs	0.01	0.00	0.02	0.01
Non-cash stock compensation expense	0.00	0.01	0.02	0.04
Amortization of acquired intangible assets	0.00	0.00	0.00	0.00
Loss from Enterprise operations held for sale	0.05	0.02	0.18	0.08

EBITDA from continuing operations per share	$0.05	$(0.02)	$0.19	$0.13

Shares used in calculation of diluted net loss on a GAAP basis	39,060	35,460	38,823	33,381

TeleCommunication Systems, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
	3 months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenue
Hosted, subscriber, and maintenance	$14,548	$11,926	$52,867	$44,256
Services	5,997	5,132	22,105	15,978
Systems	6,179	4,038	27,181	36,678

Total revenue	26,724	21,096	102,153	96,912
Direct costs of revenue
Direct cost of hosted, subscriber, and maintenance revenue	7,033	5,635	25,233	21,257
Direct cost of services revenue	3,985	2,909	13,981	9,669
Direct cost of systems	4,770	2,811	17,719	21,227

Total direct cost of revenue	15,788	11,355	56,933	52,153
Hosted, subscriber, and maintenance gross profit	7,515	6,291	27,634	22,999
As a % of revenue	52%	53%	52%	52%
Services gross profit	2,012	2,223	8,124	6,309
As a % of revenue	34%	43%	37%	39%
Systems gross profit	1,409	1,227	9,462	15,451
As a % of revenue	23%	30%	35%	42%

Total gross profit	10,936	9,741	45,220	44,759
Total gross profit as a % of revenue	41%	46%	44%	46%
Operating costs and expenses
Research and development expense	2,944	4,572	13,852	17,966
Sales and marketing expense	2,331	2,301	10,517	8,917
General and administrative expense	3,864	3,722	14,369	14,050
Depreciation and amortization of property and equipment	2,438	1,987	8,625	7,353
Amortization of acquired intangible assets	37	37	177	37
Non-cash stock compensation expense	155	245	720	1,195

Total operating costs and expenses	11,769	12,864	48,260	49,518

Loss from operations	(832)	(3,123)	(3,040)	(4,759)
Cash interest expense	(180)	(281)	(702)	(1,179)
Non-cash financing cost	(211)	(586)	(470)	(2,017)
Other income/(expense), net	111	42	(104)	(61)

Loss from continuing operations	(1,112)	(11,834)	(4,316)	(15,902)
Loss from Enterprise operations held for sale	(2,018)	(886)	(7,151)	(2,646)

Net loss	$(3,130)	$(12,720)	$(11,467)	$(18,548)

Loss per share- basic and diluted
Loss per share from continuing operations	$(0.03)	$(0.33)	$(0.11)	$(0.48)
Loss from held for sale Enterprise Operations	(0.05)	(0.03)	(0.19)	(0.08)

Net loss per share-basic and diluted	$(0.08)	$(0.36)	$(0.30)	$(0.56)

Weighted average shares outstanding- basic and diluted	39,060	35,460	38,823	33,381

TeleCommunication Systems, Inc.
Condensed Consolidated Balance Sheets
(amounts in thousands)
	December 31,	December 31,
Assets	2005	2004
Current assets:
Cash and cash equivalents	$9,320	$18,251
Accounts receivable, net	20,886	18,295
Unbilled receivables	6,361	9,885
Inventory	3,197	3,427
Other current assets	2,970	1,830
Assets of Enterprise operations held for sale	22,891	26,751

Total current assets	65,625	78,439
Property and equipment, net	16,323	16,810
Software development costs, net	3,825	2,651
Acquired intangible assets, net	1,004	1,151
Goodwill	1,813	1,761
Other assets	1,982	1,570

Total assets	$90,572	$102,382

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$14,146	$12,228
Deferred revenue	4,123	3,365
Current portion of capital leases and notes payable	13,181	14,758
Liabilities of Enterprise operations held for sale	6,719	8,891

Total current liabilities	38,169	39,242
Capital leases and notes payable, less current portion	3,341	3,634
Total stockholders' equity	49,062	59,506

Total liabilities and stockholders' equity	$90,572	$102,382